As filed with the Securities and Exchange Commission on November 12, 2019

Registration No. 333-226403

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 To

FORM S-3 REGISTRATION STATEMENT NO. 333-226403

UNDER
THE SECURITIES ACT OF 1933

Dova Pharmaceuticals, Inc.
 (Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	81-3858961 (IRS Employer Identification No.)

240 Leigh Farm Road, Suite 245
Durham, NC 27707
(919) 748-5975
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Marc Banjak
General Counsel
Dova Pharmaceuticals, Inc.
240 Leigh Farm Road
Suite 245
Durham, NC 27707
(919) 748-5975
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by Dova Pharmaceuticals, Inc. (the “Company”) on Form S-3 (the “Registration Statement”).

●	Registration Statement No. 333-226403, originally filed with the Securities and Exchange Commission (the “SEC”) on June 27, 2018.

The Company is filing this Post-Effective Amendment to its Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statement.

Effective November 12, 2019, pursuant to an Agreement and Plan of Merger by and among the Company, Swedish Orphan Biovitrum AB (publ), a Swedish public limited liability company (“Sobi”), and Dragonfly Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sobi (“Purchaser”), dated as of September 30, 2019 (the “Merger Agreement”), Purchaser merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Sobi. The Merger became effective upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware on November 12, 2019.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 3, 2019.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on November 12, 2019. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933, as amended.

Dova Pharmaceuticals, Inc.

By:	/s/ Marc Banjak
	Name:	Marc Banjak
	Title:	General Counsel